                                                                   EXHIBIT 10(i)

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


     This Amended and Restated Employment Agreement (this "Agreement") is made effective as of the First day of October, 1997, by and between MATTHEWS STUDIO EQUIPMENT GROUP, a corporation organized under the laws of the State of California (the "Company") and CARLOS D. DEMATTOS ("Executive").

     WHEREAS, the Company and Executive entered into an Employment Agreement dated July 1, 1995 ("Prior Agreement"), pursuant to which Executive has been retained as an executive for the Company since July 1, 1995;

     WHEREAS, the Company and Executive wish to amend and restate such Prior Agreement to provide for new terms under which the Company shall retain the services of Executive for the Company; and

     NOW THEREFORE, in consideration of the covenants and agreements set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Executive mutually covenant and agree as follows:

 I.  NATURE OF SERVICES
     ------------------

     A. Executive shall be employed as Chairman and Chief Executive Officer/President of the Company and shall perform all those services incident to such offices and such other services as are consistent with such offices as the Board of Directors of the Company from time to time may require, all subject to the Bylaws of the Company.

     B. Executive hereby consents to serve as a Director of the Company or any subsidiary or affiliated corporation, partnership, joint venture or entity which now is, or which may be in the future, affiliated with the Company on condition that Executive receive the same compensation as that paid to other Directors of any such company for their services as Directors.

     C. During the Term of Employment (as defined below), Executive shall perform his obligations hereunder faithfully and to the best of his ability at the principal executive offices of the Company under the direction of the Board of Directors of the Company.

     D. During the Term of Employment, Executive shall devote all of his business time, energy and skill as may be reasonably necessary for the performance of his duties, responsibilities and obligations hereunder, consistent with past practices and norms with respect to similar positions with companies of similar size and in the same or similar industry.

 II. DURATION OF EMPLOYMENT AND TERMINATION

     A. The "Term of Employment" pursuant to this Agreement shall commence on the date hereof and shall end on September 30, 2000. Should Executive's employment by the Company be earlier terminated pursuant to Section II.B, the Term of Employment shall end on the date of such earlier termination.

     B. Subject to the payments contemplated by Section II.D, the Term of Employment may be terminated by the Company for the following:

          1.  upon the death of Executive;

          2. in the event that, because of physical or mental disability, Executive is unable to perform, and does not perform his primary duties hereunder for a continuous period of 120 days; or

          3.  for "cause".

     C. Subject to the payments contemplated by Section II.D, the Term of Employment may be terminated at any time by Executive:

          1.  upon the death of Executive;

          2. in the event that, because of physical or mental disability, Executive is unable to perform, and does not perform his primary duties hereunder for a continuous period of 120 days;

          3. as a result of the Company's material reduction in Executive's authority, perquisites, position, title or responsibilities (other than such a reduction by the Company because of a temporary illness or disability or such a reduction which affects all of the Company's senior executives on a substantially equal or proportionate basis as a result of financial results, conditions, prospects, reorganization, workout or distressed condition of the Company), the relocation of the Company's primary place of business or the relocation of Executive by the Company to another Company office more than 150 miles from Burbank, California, or the Company's willful, material violation of its obligations under this Agreement, in each case, after 30 days' prior written notice by Executive to the Company and its Board of Directors and the Company's failure thereafter to cure such reduction or violation within such 30 days; or

          4. voluntarily or for any reason not referred to in clauses 1 through 3, or no reason; in each case, after 90 days' prior written notice to the Company and its Board of Directors. In such circumstances, the Consultancy Period (as defined below) and relationship described below automatically shall be triggered and become effective.

     D.   For the purposes of this Section II:

          1. "Cause" shall mean any of the following: (i) Executive's conviction of a crime or criminal offense involving the unlawful theft or conversion of substantial monies or other property or conviction of fraud or embezzlement; and (ii) Executive's willful, continual and material neglect or failure to discharge his duties, responsibilities or obligations (other than that which arises solely due to physical or mental disability). For purposes of clause (ii), termination may result only after the Company or the Board of Directors has provided Executive with thirty (30) days' written notice of such circumstances and the possibility of terminating on this basis, and Executive fails to cure such circumstances within those thirty (30) days.

          2. If the employment of Executive is terminated for any reason, including death or disability, other than for "cause", the Company shall continue to pay the salary compensation described in Section III below during the balance of the Term of Employment. These payments shall be in addition to any deferred compensation to which Executive otherwise is entitled.

          3. (a) Upon the expiration or earlier termination (other than for "cause") of the Term of Employment and any extensions thereof, Executive shall be available to render, and must provide, consulting services on less than a full-time basis for a five (5)-year period from the date of such expiration or earlier termination.

               (b) Executive's annual compensation as a consultant, payable in equal installments no less frequently than monthly, shall be not less than fifty percent (50%) of his annual Base Salary (as defined below) in effect upon the expiration or earlier termination of his Term of Employment.

III. COMPENSATION
     ------------

     During the Term of Employment, Executive shall be compensated as follows:

     A.   Salary:
          ------

          1. From the date hereof until the first anniversary of such date, Executive shall be paid an annual salary of $400,000 (the "Base Salary") paid in equal installments no less frequently than monthly.

          2. On each succeeding anniversary of the date hereof thereafter, the Base Salary shall be increased in an amount to be determined at the sole discretion, and by approval by a majority of the members of the Compensation Committee of the Board of Directors, and a majority of the members of the Board of Directors, provided such amount shall not be less than ten percent (10%) of the previous year's Base Salary.

     B.   Automobile Allowance:
          --------------------

          Executive shall receive an automobile allowance of $2,000.00 per month which allowance shall be paid contemporaneously with Executive's salary payments.

     C.   Business Expenses:
          -----------------

          The Company shall reimburse Executive for documented travel, entertainment and other expenses reasonably incurred by Executive in connection with the performance of Executive's duties under this Agreement and, in each case, in accordance with the rates, customs and usages promulgated by the Company and from time to time in effect.

     D.   Incentive Bonus:
          ---------------

          1. The Company shall pay Executive an annual bonus payable following the end of the 1997 fiscal year in accordance with Schedule A to this Agreement, an annual bonus following the end of the 1998 fiscal year in accordance with Schedule B to this Agreement, and an annual bonus following the end of each of the 1999 and 2000 fiscal years of the Company in accordance with targets, to be established annually within thirty-one (31) days following the commencement of each such fiscal year, pursuant to approval by a majority of the members of the Compensation Committee of the Board of Directors. Bonus targets for the 1999 and 2000 fiscal years shall be based on the Company's Pre-Tax Earnings Per Share, as described in Schedule B.

          2. Such bonus shall be deferred unless Executive makes an election to have this amount paid immediately, in which case it shall be paid within four months of the end of each applicable fiscal year, in accordance with applicable rules and regulations of the Internal Revenue Code of 1986, as amended, which would make such amounts not includable in gross income until received or made available. Any amounts deferred shall be credited to a reserve account ("Reserve Account") in Executive's name on the books of the Company. Such Reserve Account shall be an interest bearing account and all interest shall accrue to the benefit of Executive.

     E.   Previously Approved Stock Options:
          ---------------------------------

     Pursuant to the Prior Agreement and pursuant to approval by the shareholders of the Company made at the shareholder meeting held on May 30, 1996, options to purchase 200,000 shares of the common stock of the Company were granted to Executive. The following is meant to confirm and restate those options so granted. For a period of ten (10) years from July 1, 1995, Executive shall have non-qualified options to purchase up to 200,000 shares of the common stock of the Company. Such options have vested on July 1, 1996, with respect to 66,667 shares, have vested on July 1, 1997 with respect to an additional 66,667 shares and shall vest on July 1, 1998 with respect to an additional 66,666 shares. The exercise price for the shares subject to such options shall be $3.00. Any unexercised options shall terminate at the end of the ten (10)-year period (i.e., June 30, 2005). Such options shall be in addition to the options described below in this Agreement and such options which may from time to time in the future be authorized by the Board of Directors for issuance to Executive under employee stock option plans adopted by the Company.

     F.   Additional Stock Options:
          ------------------------

          Executive is hereby granted additional options to purchase 100,000 shares of the common stock of the Company. The exercise price for the shares subject to such options shall be $4.74. Such options shall be subject to the Company's 1994 Stock Option Plan for the Company's employees (the "Plan") and shall be subject to such terms and restrictions as are imposed by the Plan.
Such options shall vest in one-third increments on each anniversary of this Agreement, with the first increment (33,334 options) to vest on October 1, 1998, the second increment (33,333 options) to vest on October 1, 1999 and the third increment (33,333 options) to vest on October 1, 2000. All of such options shall be "Nonstatutory Stock Options", as such term is defined in the Plan. Promptly following the execution of this Agreement, the Stock Option Committee of the Company shall cause these options to be issued to Executive pursuant to a Stock Option Agreement customarily used for options granted under the Plan.

     G.   Executive Benefits:
          ------------------

          During the Term of Employment, Executive shall be entitled to receive all other benefits provided to management employees of the Company, including but not limited to profit sharing plans, pension plans, disability medical, dental or life insurance, stock option and other benefits.

 IV. DEFERRED COMPENSATION
     ---------------------

     Any amounts in the Reserve Account shall be paid in cash in monthly installments equal to one-one-hundred-twentieth (1/120th) of the amount in reserve as of the last day of the last month of the Term of Employment.
Payments shall commence on the last day of the first full month after the end of the Term of Employment.

 V.  NON-INTERFERENCE
     ----------------

     A. In consideration of this Agreement, Executive covenants and agrees that:

          1. Commencing from July 1, 1995 until the termination of the Term of Employment, and during any subsequent period in which Executive serves as a consultant hereunder ("Consultancy Period"), Executive will not, without the express written approval of the Board of Directors of the Company, anywhere in the Market (as defined below), directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, lessor, agent, representative or other participant, in any Competitive Business (as defined below), provided,
                                                                  --------
     however, that (a) Executive may, anywhere in the Market, directly or
     -------
     indirectly, in one or a series of
     transactions, own, invest or acquire an interest in up to five percent (5%) of the capital stock of a corporation whose capital stock is traded publicly, (b) Executive may accept employment with a successor company to the Company, and (c) Executive may continue any and all consulting and other activities on behalf of Luso America and with the Government of Portugal.

          2. Commencing from July 1, 1995 until termination of the Term of Employment and during any subsequent Consultancy Period, Executive will not without the express prior written approval of the Board of Directors of the Company (a) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company, or (b) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within six (6) months prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent Executive from providing a letter of recommendation to an employee with respect to a future employment opportunity.

          3. Commencing from July 1, 1995 until termination of the Term of Employment and during any subsequent Consultancy Period, Executive will not without the express prior written approval of the Board of Directors of the Company directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any major customer which has a business relationship with the Company or had a business relationship with the Company within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce or modify such business relationship with the Company.

          4. During any Consultancy Period and thereafter, Executive shall be fully free and able to pursue any and all competitive business opportunities which originate or have their basis outside the continental United States. Further at the end of any Consultancy Period, Executive shall be free to pursue any and all competitive business opportunities anywhere.

          5. The scope and term of this Section V would not preclude Executive from earning a living with an entity that is not a Competitive Business.

     B. The terms of this Section V shall survive termination of this Agreement regardless of who terminates this Agreement, or the reasons therefor.

 VI. INVENTIONS
     ----------

     Each invention, improvement or discovery made or conceived by Executive, either individually or with others, during the term of his employment with the Company, which invention, improvement or discovery is related to any of the lines of business or work of the Company, any projected or potential activities which the Company has investigated or hereinafter investigates, or which result from or are suggested by any service performed by Executive for the Company, whether patentable or not, shall be promptly and fully disclosed by Executive to the Company. Executive assigns each such invention, improvement or discovery, and the patents thereof, or related thereto, to the Company. Executive shall, during the term of his employment with the Company and thereafter without charge to the Company, but at the request and expense of the company, assist the Company in obtaining or vesting in itself patents upon such improvement and inventions. All such inventions, improvements or discovery shall at all times become and remain the exclusive property of the Company. Executive represents that he does not claim ownership of any inventions, improvements, formulae or discoveries which are excluded from this Agreement.

 VII. DEFINITIONS  (Where not otherwise covered or defined)
      -----------

      "Business: means (a) the design, manufacture, sale, distribution, lease or
       --------
rental of production (including grip, lighting and camera) equipment to the motion picture, television, commercial production and photography industries or
(b) any similar, incidental or related business conducted or pursued by, or engaged in, or proposed to be conducted or pursued by or engaged in, by the Company prior to the date hereof or at any time during the Term of Employment.

      "Company" means Matthews Studio Equipment Group and its successors or any
       -------
of its direct or indirect subsidiaries, now or hereafter existing.

      "Competitive Business" means any business which competes, directly or
       --------------------
indirectly, with the Business in the Market.

      "Confidential Information" means any trade secret, confidential study,
       ------------------------
data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how", trade secrets, customer lists, details of client or consultant contracts, pricing policies, sales techniques, confidential information relating to suppliers, information relating to the special and particular needs of the Companies' customers operational methods, marketing plans or strategies, products and formulae, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including course of object codes), processes, procedures, research or technical data, improvements to other proprietary or intellectual property of the Companies, whether or not in writing or tangible form, and whether nor not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public or other than as a result of a disclosure by Executive is not permissible hereunder.

      "Executive" means Carlos D. DeMattos or his estate, if deceased.
       ---------

      "Market" means any county in the United States of America and each similar
       ------
jurisdiction in any other country in which the Business was conducted or pursued by, engaged in by the Company prior to the date hereof or is conducted or engaged in or pursued, or is proposed to be conducted or engaged in or pursued, by the Company at any time during the Term of Employment.

VIII. ASSIGNMENT; THIRD PARTIES
      -------------------------

      Neither Executive nor the Company may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of the Executive's or the Company's respective rights or obligations hereunder, without the prior written consent of the other. The parties agree and acknowledge that each of the Company and stockholders and investors therein are intended to be third party beneficiaries of, and have rights and interests in respect of, Executive's agreements set forth in Section V and Section VI.

IX.  GENERAL PROVISIONS
     ------------------

     A. Each party to this Agreement agrees to execute and deliver all documents and perform all further acts that may be reasonably necessary to carry out the provisions of this Agreement.

     B. The waiver by the Company or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party. Each of the parties (and third party beneficiaries) to this Agreement will be entitled to enforce its rights under this Agreement of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. In the event either party takes legal action to enforce any of the terms or provisions of this Agreement against the other party, the party against whom judgment is rendered in such action shall pay the prevailing party's costs and expenses, including but not limited to, attorneys' fees, incurred in such action.

     C. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

     D. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or five (5) days after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed to the party at his or its address set forth on the signature page of this Agreement, or any other address that any party may designate by written notice to other others.

     E. This Agreement shall be governed by, construed, applied and enforced in accordance with the laws of the State of California.

     F. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule if any jurisdiction, such invalidity, illegality or unenforceability with no affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of Section V or VI or any other provision hereof is unenforceable because of the power to reduce the scope or duration of such provision, as the case may be and, in its reduced form, such provision shall then be enforceable.

     G. Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and wherever there is a conflict between any provision of this Agreement and any law, statute or regulation, the latter shall prevail, and in such event, the provision(s) of this Agreement affected shall be curtailed, limited and modified only to the extent necessary to bring this affected provision within the legal requirements and this Agreement, as thus curtailed, limited and modified, shall continue in full force and effect.

     H. This Agreement contains the entire understanding between the parties hereto regarding their employment relationship, and supersedes the Prior Agreement and any other agreements, written or oral, and all understandings, discussions, memoranda and negotiations between the parties hereto relating to the aforesaid subject matters herein agreed upon. Each party acknowledges that no representations, inducements, promises or agreements, written or oral, with reference to the aforesaid subject matters of this Agreement have been made other than expressly set forth in this Agreement.

     I. In construing and enforcing this Agreement, the provisions hereof shall be interpreted and taken according to their usual and ordinary meaning and not strictly for or against any party hereto.

     J. The Company agrees to indemnify Executive from, and to hold Executive harmless against all expense of and liability from litigation, arbitration or administrative proceedings and all costs related thereto, including reasonable attorney's fees, judgments or verdicts travel costs and lodging, witness fees to exert witnesses, accountants' fees which may arise from having to defend against any claim or action naming Executive because at the pertinent times on which such claim or action is alleged to have arisen Executive was an Officer or Director this Company or any of its subsidiaries or affiliates, and he was then performing said duties under this Agreement. This indemnification and hold harmless provision shall apply to alleged acts of omission or acts performed negligently or by mistake or misjudgment, but shall not apply to proven willful acts such as intentional fraud.

     K. Executive and the Company, as of the effective date of this Agreement, hereby cancel, void and render without force and effect the Prior Agreement, and Executive releases and discharges the Company from any further obligations or liabilities thereunder. This

Agreement replaces and supersedes in its entirety the Prior Agreement. Executive hereby warrants and represents to the Company that Executive has carefully reviewed this Agreement and has consulted with such advisors as Executive considers appropriate in connection with this Agreement, is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of Executive's prior employment, which would be breached or violated by Executive's execution of this Agreement or by Executive's performance of his duties hereunder.

     L. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

     IN WITNESS WHEREOF, pursuant to approval by the Board of Directors of the Company and pursuant to approval by the Compensation Committee of the Board of Directors of the Company, such Compensation Committee and Executive have duly executed this Agreement as of the date first above written.


                                       /s/ Carlos D. DeMattos
                                    -----------------------------------
                                            CARLOS D. DEMATTOS



                                 MATTHEWS STUDIO EQUIPMENT GROUP
                                      By: COMPENSATION COMMITTEE OF
                                      BOARD OF DIRECTORS OF
                                      MATTHEWS STUDIO EQUIPMENT GROUP


                                       /s/ Jack Brehm
                                    -----------------------------------
                                            Jack Brehm


                                       /s/ John H. Donlon
                                    -----------------------------------
                                            John H. Donlon


                                       /s/ Jerome E. Farley
                                    -----------------------------------
                                            Jerome E. Farley


                                       /s/ Benjamin P. Giess
                                    -----------------------------------
                                            Benjamin P. Giess


                                       /s/ John F. Jastrem
                                    -----------------------------------
                                            John F. Jastrem

                                   SCHEDULE A
                                   ----------

                                   1997 BONUS


Executive shall be entitled to a bonus in the amount stated below if the Company's EBITDA, as described below, for the fiscal year ended September 30, 1997, equals or exceeds the amount stated below.

     Bonus                               EBITDA
     -----                               ------
     20% of Base Salary                  $ 6,262,000
     40% of Base Salary                  $ 8,405,000

1. "EBITDA" means with respect to the Company and all of its subsidiaries calculated on a consolidated basis and with respect to the fiscal year ended September 30, 1997, an amount equal to the sum of: (a) net income, plus (b) to
                                                                    ----
the extent deducted from net income (i) depreciation and amortization for such fiscal year, plus (ii) tax expense, plus (iii) the total interest expense paid
             ----                   ----
or accrued with respect to all outstanding indebtedness, plus (iv) non-cash
                                                         ----
expenses relating to Financial Accounting Standards Board Statements Nos. 106 and 109, plus (v) the aggregate amount of non-capitalized transaction costs
         ----
incurred in connection with financing and acquisitions all as determined in accordance with generally accepted accounting principles.

2. The calculation of EBITDA for the Company shall be based upon the audited financial statements of the Company as of the end of the fiscal year.

                                   SCHEDULE B
                                   ----------

                                   1998 BONUS

Executive shall be entitled to a bonus in the amount stated below if the Company's Pre-Tax Earnings Per Share, as described below, equals or exceeds the amount stated below.

                         Pre-Tax Earnings
Bonus                       Per Share
-----                    ----------------
20% of Base Salary                  $0.25
40% of Base Salary                  $0.33
60% of Base Salary                  $0.45
80% of Base Salary                  $0.58
100% of Base Salary                 $0.70

1. "Pre-Tax Earnings Per Share" means the net income (as calculated in accordance with generally accepted accounting principles) of the Company and all of its subsidiaries calculated on a consolidated basis and with respect to the fiscal year ending September 30, 1998 (after the expense accrual of the amount of Executive's bonus), divided by the weighted average number of common shares of the Company outstanding during the fiscal year ending September 30, 1998 (excluding options and warrants), rounded down to the nearest whole number.
                                          ----

2. The calculation of Pre-Tax Earnings Per Share for the Company shall be based upon the audited financial statements of the Company as of the end of the fiscal year.